STRATOS RENEWABLES CORPORATION
a Nevada corporation

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Adopted April __, 2008

The Board of Directors (the “Board”) of Stratos Renewables Corporation, a Nevada corporation (the “Corporation”) has adopted this charter (the “Charter”) for its Nominating and Corporate Governance Committee (the “Committee”) as of the date first written above.

1. Purpose of the Committee

The purpose of the Committee is to identify individuals qualified to become Board members and recommend to the Board director nominees for election at the next annual or special meeting of stockholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings; recommend directors for appointment to Board committees; review and make recommendations to the Board regarding compensation for the Corporation’s directors; and  develop and recommend to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics of the Corporation and oversee compliance with such Guidelines and Code.

2. Composition of the Committee

Number and Qualifications. The Committee shall initially be comprised of not less than three (3) Directors. Each Director who serves on the Committee must be affirmatively determined by the Board to satisfy the requirements established by the rules of the American Stock Exchange LLC (“AMEX”) to be considered an “independent” member of the Board. The number of members of the Committee may be increased or decreased by the Board.

Appointment and Removal. The chairman and members of the Committee will be appointed by and serve at the discretion of the Board. The chairman of the Committee should generally have served at least one (1) year on the Committee prior to becoming chairman. Each appointed member of the Committee shall be subject to annual reconfirmation and may be removed by the Board at any time, provided that the Board must, at all times, assure that the Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Committee members.

3. Specific Responsibilities and Duties of the Committee

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is responsible for the following matters.

Board/Committee Nominees. The Committee shall oversee searches for and identify qualified individuals for membership on the Corporation’s Board. The Committee shall recommend to the Board criteria for Board and Board committee membership, including, without limitation, judgment, diversity, age, skills, background and experience, and shall recommend individuals for membership on the Corporation’s Board and directors for appointment to the committees of the Board. In making its recommendations, the Committee shall: review candidates’ qualifications for membership and continuation on the Board or a committee of the Board (including a determination as to the independence of the candidate) based on the criteria established by the Board; periodically review the composition of the Board and its committees in light of the current challenges and needs of the Board and each committee, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience; consider rotation of committee members and committee Chairmen; and consider any other factors that are set forth in the Corporation’s Corporate Governance Guidelines or are deemed appropriate by the Committee.

The Committee may, at the request of the Board, from time to time, review: the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board; and the continued appropriateness of Board membership of directors who retire or change their principal occupation or business association.

Review of the Board and its Committees. The Committee shall periodically review the size and responsibilities of the Board and its committees and recommend any proposed changes to the Board.

Corporate Governance Matters. The Committee shall develop and recommend to the Board the Corporate Governance Guidelines and Code of Business Conduct and Ethics for the Corporation. At least annually, the Committee shall review and reassess the adequacy of such Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommend any proposed changes to the Board. The Committee shall be responsible for any tasks assigned to it in the Corporation’s Corporate Governance Guidelines and approved by the Board. The Committee shall oversee compliance with the Corporation’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and report on such compliance to the Board. The Committee shall also review and consider any requests for waivers of the Corporation’s Corporate Governance Guidelines or Code of Business Conduct and Ethics for the Corporation’s directors, executive officers and other senior financial officers, and shall make a recommendation to the Board with respect to such request for a waiver. The Committee shall review and report to the Board regarding any actual or potential conflicts of interest involving directors and shall determine whether such director or directors may vote on any issue as to which there may be a conflict.

Director Compensation. The Committee shall review and make recommendations to and for the approval of the Board regarding compensation (including stock option grants and other equity-based compensation) for the Corporation’s directors. In so reviewing and making such recommendations regarding director compensation, the Committee shall: determine any long-term incentive component of director compensation based on the awards given to directors in the past years, the Corporation’s performance, stockholder return and the value of similar incentive awards relative to such targets at comparable companies and such other factors as the Committee deems appropriate and in the best interests of the Corporation (including the cost to the Corporation of such compensation); and evaluate the possibility that directors’ independence may be compromised if director compensation exceeds customary levels, if the Corporation makes substantial charitable contributions to an organization with which a director is affiliated, or if the Corporation enters into consulting contracts with (or provides other indirect forms of compensation to) a director or any organization with which a director is affiliated.

Disclosure. The Committee shall oversee the Corporation’s compliance with regulations requiring that waivers of the Corporation’s Code of Business Conduct and Ethics and conflicts of interests be promptly disclosed. The Committee shall oversee the Corporation’s compliance with regulations requiring that this charter and the Corporate Governance Guidelines be made available to stockholders without charge on the Corporation’s website. A copy of this charter will be made available to stockholders without charge and on the Corporation’s website, if required under applicable rules and regulations. The Corporation’s Annual Report on Form 10-K will state that this charter and the Corporate Governance Guidelines are available in print to stockholders upon request, if required under applicable rules and regulations.

Reporting to the Board.

The Committee shall report to the Board periodically. This report shall include a review of any recommendations or issues that arise with respect to Board or committee nominees or membership, Board performance, corporate governance or any other matters that the Committee deems appropriate or is requested to be included by the Board. The Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Board for approval.

4. Operations of the Committee

Meetings. The Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter. The chairman of the Committee, in consultation with the other Committee members, shall determine the frequency and length of the Committee meetings, and shall set meeting agendas consistent with this Charter. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

Outside Consultants. The Committee has the sole authority to retain and terminate outside consultants or search firms to assist the Committee in identifying Director candidates, including sole authority to approve all such consultant’s fees and other retention terms.

Delegation. Except as otherwise prohibited by law, the Corporation’s Articles of Incorporation or the Corporation’s Bylaws, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Committee when it deems appropriate and in the best interest of the Corporation.